EXHIBIT 99.1
FENTURA FINANCIAL, INC.
P.O. BOX 725
FENTON, MI 48430-0725

Contact:	Ronald L. Justice The State Bank (810) 714-3902 October 17, 2006
For Immediate Release
FENTURA FINANCIAL, INC. REPORTS INCREASED THIRD QUARTER EARNINGS
          Fenton, Michigan—October 17, 2006—Fentura Financial, Inc. (trading symbol: FETM), the holding company for The State Bank of Fenton, Michigan, Davison State Bank of Davison, Michigan, and West Michigan Community Bank of Hudsonville, Michigan, today announced earnings of $1,336,000 or $.62 per diluted share for the quarter ended September 30, 2006, a 2.8% increase over earnings of $1,299,000 or $.61 per diluted share for the same period in 2005, and a 6.2% increase over the quarter ended June 30, 2006.
     For the nine months ended September 30, 2006, the Company reported net income of $3,801,000 or $1.77 per diluted share versus $3,745,000 or $1.77 per diluted share for the same period in 2005, an increase of 1.5%.
          Financial highlights for the Quarter Ended September 30, 2006
1.	Revenues increased 13.6% driven by a 15.9% increase in interest income and a 3% increase in non-interest income.

2.	Total loans increased $19,356,000 or 4.5% to $453,772,000 from September 30, 2005.

3.	Total deposits of $531,585,000 increased $14,649,000 or 2.8% compared to September 30, 2005.

4.	Return on average shareholders’ equity was 10.85% for the quarter ended September 30, 2006 a decline from the 11.38% reported for the same period in 2005 and an increase over the 10.46% reported for the quarter ended June 30, 2006.

5.	Non-performing loans as a percent of total loans were .44% at September 30, 2006 an improvement from the .47% reported at September 30, 2005.
Components of Third Quarter Results
          Third quarter 2006 total revenue of $12,152,000 increased $1,455,000 or 13.6% over the $10,697,000 reported in the third quarter of 2005. Interest income for the quarter increased $1,399,000 or 15.9% over the same time period in 2005. Continued loan growth and improved earning asset yields contributed to the increased interest income. Third quarter 2006 non-interest income of $1,940,000 also increased compared to the same quarter in 2005. Increases in total service charges on deposit accounts based on account growth and improved income from trust and investment services were the primary contributors to the quarter to quarter non-interest income results. Net interest income was down when comparing the two quarters due to increased interest expense in 2006. While the subsidiary banks experienced deposit account growth, and as market interest rates increased, deposits transitioned from interest free checking or lower rate savings accounts to certificates of deposit causing an increase in the cost of funds and an increase in interest expense. This deposit trend as well as the rising market interest rate environment caused a decline in the Company’s net interest margin to 4.01% for the quarter ended September 30, 2006 compared to the 4.26% reported for the period ending September 30, 2005.

     Third quarter 2006 non-interest expense at $5,503,000 increased 4.4% compared to the $5,272,000 reported in the third quarter of 2005. Compensation and occupancy expenses connected with a new branch opened during 2006 contributed to the year-to-year 2006 increase in non-interest expense.
     Provision for loan losses was $240,000 for the quarter ended September 30, 2006 compared to $404,000 for the quarter ended September 30, 2005. The Company performs a quarterly analysis of the adequacy of the allowance for loan and lease losses to determine the necessary allowance balance to cover identified losses based upon information available at that time regarding assets quality, loan trends and other economic factors. The provision recorded is a result of this computation and while the quarterly provision was lower in 2006, the allowance for loan and lease losses to gross loans ratio of 1.46% was higher than the 1.45% reported at September 30, 2005.
     Total assets of the Company increased 2.3% to $622,964,000 at September 30, 2006 from the $609,187,000 reported on September 30, 2005. Total assets increased principally due to increased commercial loan volumes. At September 30, 2006, loans totaled $453,772,000 compared to $434,416,000 reported at September 30, 2005. Commercial loans increased $27,115,000 between the two periods principally due to new business development efforts in existing and new markets, expanding existing relationships, and new loan opportunities generated by the Company’s alliance with other community bank partners. Total deposits of $531,585,000 increased $14,649,000 at the end of the third quarter 2006 compared to the

$516,936,000 reported at the end of the third quarter 2005. Growth of certificates of deposit due to higher market rates was the primary contributor to the improved deposit totals.
     The return on average assets for the Company was .84% for the third quarter of 2006 compared with .85% in the third quarter of 2005. The return on average shareholders’ equity for the third quarter of 2006 was 10.85% compared to 11.38% for the third quarter 2005. Cash dividends paid to shareholders in the third quarter 2006 increased 13.6% to $.25 per share compared to the $.22 per share paid in the third quarter of 2005.
Year-to-Date Results
     Net interest income for the nine months ended September 30, 2006 of $17,413,000 increased $559,000 or 3.3% over the $16,854,000 reported for the same period in 2005. Higher interest rates on loans based on increased market interest rates as well as interest income on new commercial loan relationships accounted for the improved position in 2006. Non-interest income at $5,625,000 for the nine months ended September 30, 2006 increased $387,000 over the $5,238,000 reported for the same period in 2005. Service charges on deposits increased from new account growth during the period as well as improved levels of income from trust and investment services during the first nine months of 2006. Offsetting improved income levels was an increase in non-interest expense when comparing the first nine months of 2006 to the same period in 2005. In 2006, these expenses totaled $16,785,000 an increase of $1,121,000 or 7.2% over the $15,664,000 reported for the same period in 2005. Additional salary and benefit costs to staff a new community banking office at one of the banking subsidiaries as well as expansion in other markets were the primary contributors to the increased expense.

Additionally, for the nine months ended September 30, 2006, provision for loan losses was $880,000 a decrease of $122,000 from the $1,002,000 provided in the same period in 2005.
     According to President and CEO Donald L. Grill, “We are pleased with our quarterly and year to date earnings results in light of the challenging Michigan economy. Our growth and expansion strategies, coupled with the diligent efforts of our fine bankers continued to create strong financial results.”
          Fentura is a bank holding company headquartered in Fenton, Michigan. Subsidiary banks include The State Bank headquartered in Fenton with offices serving Fenton, Linden, Holly, Grand Blanc and Brighton; Davison State Bank headquartered in Davison, Michigan with offices serving the Davison area; and West Michigan Community Bank headquartered in Hudsonville, Michigan with offices serving Hudsonville, Holland, Jenison, and Grandville. Fentura Financial, Inc. shares are traded over the counter under the FETM trading symbol.
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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services pricing. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filing with the Securities and Exchange Commission.

Fentura Financial Inc.
Consolidated Balance Sheets
(Dollars in thousands)
UNAUDITED

	Sept 30	June 30	Mar 31	Dec 31	Sept 30
	2006	2006	2006	2005	2005

ASSETS

Cash and cash equivalents
Cash and due from banks	$17,473	$19,346	$19,156	$21,327	$22,885
Short term investments	8,950	6,900	8,650	9,750	8,300

Total cash & cash equivalents	26,423	26,246	27,806	31,077	31,185

Securities:
Securities available for sale	92,557	92,646	93,217	99,542	94,705
Securities held to maturity	12,202	16,958	15,395	14,851	13,663

Total securities	104,759	109,604	108,612	114,393	108,368
Loans held for sale	2,079	679	1,695	1,042	2,442
Loans:
Commercial	268,305	265,097	260,054	254,498	241,190
Real estate — construction	82,414	87,908	86,449	76,386	81,156
Real estate — mortgage	37,963	37,076	36,347	37,627	39,529
Consumer	65,090	66,896	69,534	70,845	72,541

Total loans	453,772	456,977	452,384	439,356	434,416
Less: Allowance for loan losses	(6,625)	(6,682)	(6,518)	(6,301)	(6,294)

Net loans	447,147	450,295	445,866	433,055	428,122

Bank owned life insurance	6,736	6,683	6,642	6,579	6,417
Bank premises and equipment	16,564	16,665	15,350	14,617	14,245
Federal Home Loan Bank stock	2,172	2,432	2,300	2,300	2,300
Accrued interest receivable	3,079	2,837	2,830	2,676	2,550
Goodwill	7,955	7,955	7,955	7,955	7,955
Acquisition intangibles	835	912	988	1,075	1,162
Other assets	5,215	4,857	4,276	4,320	4,441

TOTAL ASSETS	$622,964	$629,165	$624,320	$619,089	$609,187

LIABILITIES & SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits	75,564	77,463	77,652	76,792	81,532
Interest bearing deposits	456,021	456,937	456,313	451,262	435,404

Total deposits	531,585	534,400	533,965	528,054	516,936

Short-term borrowings	1,251	6,565	20	1,537	1,950
Federal Home Loan Bank Advances	11,091	12,130	14,189	14,228	16,267
Repurchase agreements	10,000	10,000	10,000	10,000	10,000
Subordinated debentures	14,000	14,000	14,000	14,000	14,000
Accrued interest, taxes & other liabilities	5,094	4,026	4,420	4,375	3,893

Total liabilities	573,021	581,121	576,594	572,194	563,046

STOCKHOLDERS’ EQUITY
Common stock — no par value 5,000,000 shares authorized	41,978	41,810	34,798	34,491	34,359
Retained earnings	9,149	8,358	14,431	13,729	12,882
Accumulated other comprehensive income (loss)	(1,184)	(2,124)	(1,503)	(1,325)	(1,100)

Total stockholders’ equity	49,943	48,044	47,726	46,895	46,141

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$622,964	$629,165	$624,320	$619,089	$609,187

* Common stock shares issued & outstanding	2,147,408	2,142,496	2,130,564	2,124,427	2,119,374

Asset Quality Ratios:
Non-Performing Loans as a % of Total Loans	0.44%	0.44%	0.46%	0.67%	0.47%
Allowance for Loan Losses as a % of Non-Performing Loans	332.58%	330.14%	312.91%	213.09%	306.58%
Accruing Loans Past Due 90 Days More to Total Loans	0.02%	0.04%	0.02%	0.02%	0.03%
Non-Performing Assets as a % of Total Assets	0.48%	0.44%	0.35%	0.56%	0.46%

Quarterly Average Balances:
Total Loans	452,538	450,361	446,889	436,632	429,357
Total Earning Assets	576,675	573,687	570,751	559,834	551,618
Total Shareholders’ Equity	48,844	48,223	47,937	47,497	45,294
Total Assets	630,713	622,474	619,398	610,275	603,683
Diluted Shares Outstanding	2,149,598	2,135,056	2,137,265	2,128,215	2,091,588

*	Per share data adjusted for 10% stock dividend paid on August 4, 2006

Fentura Financial Inc.
Consolidated Income Statements
(Dollars in thousands, except per share data)
UNAUDITED

	Three Months ended				Nine months ended
	Sept 30	June 30	Mar 31	Sept 30	Sept 30	Sept 30
	2006	2006	2006	2005	2006	2005

Interest income:
Interest & fees on loans	$8,929	$8,852	$8,430	$7,749	$26,211	$21,516
Interest & dividends on securities:
Taxable	860	852	883	801	2,595	2,464
Tax-exempt	205	196	207	227	608	704
Interest on federal funds sold	218	79	94	36	391	54

Total interest income	10,212	9,979	9,614	8,813	29,805	24,738

Interest expense:
Deposits	3,943	3,594	3,241	2,538	10,778	6,449
Borrowings	567	540	507	498	1,614	1,435

Total interest expense	4,510	4,134	3,748	3,036	12,392	7,884

Net interest income	5,702	5,845	5,866	5,777	17,413	16,854
Provision for loan losses	240	240	400	404	880	1,002

Net interest income after provision for loan losses	5,462	5,605	5,466	5,373	16,533	15,852

Non-interest income:
Service charges on deposit accounts	989	950	811	907	2,750	2,571
Gain on sale of mortgage loans	124	157	163	282	444	630
Trust & investment services income	372	417	383	254	1,172	842
Loss on sale of securities	(2)	—	—	2	(2)	(108)
Other income and fees	457	364	440	439	1,261	1,303

Total non-interest income	1,940	1,888	1,797	1,884	5,625	5,238

Non-interest expense:
Salaries & employee benefits	3,197	3,313	3,334	3,094	9,844	9,062
Occupancy	457	510	432	441	1,399	1,325
Furniture and equipment	541	551	508	495	1,600	1,576
Loan and collection	72	84	71	87	227	255
Advertising and promotional	140	201	153	153	494	509
Other operating expenses	1,096	1,054	1,071	1,002	3,221	2,937

Total non-interest expense	5,503	5,713	5,569	5,272	16,785	15,664

Income before federal income taxes	1,899	1,780	1,694	1,985	5,373	5,426
Federal income taxes	563	522	487	686	1,572	1,681

Net Income	$1,336	$1,258	$1,207	$1,299	$3,801	$3,745

*Per Share Data:
Basic earnings	$0.62	$0.59	$0.56	$0.61	$1.77	$1.77
Diluted earnings	$0.62	$0.59	$0.56	$0.61	$1.77	$1.77
Cash dividends declared	$0.25	$0.23	$0.23	$0.22	$0.71	$0.65

Performance Ratios:
Return on Average Assets	0.84%	0.81%	0.79%	0.85%	0.81%	0.85%
Return on Average Equity	10.85%	10.46%	10.21%	11.38%	10.51%	11.33%
Net Interest Margin (FTE)	4.01%	4.17%	4.26%	4.26%	4.15%	4.28%
Book Value Per Share	$23.25	$22.42	$22.40	$21.77	$23.25	$21.77
Net Charge-offs	297	76	183	106	556	209
Ratio of Net charge-offs to Gross Loans	0.07%	0.02%	0.04%	0.02%	0.12%	5.00%

*	Per share data adjusted for 10% stock dividend paid on August 4, 2006